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                                                                    EXHIBIT 10.1

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
[INSITUFORM
 TECHNOLOGIES, INC.
       LOGO]         Worldwide Pipeline  702 Spirit 40 Park Drive      Tel:  (636) 530-8000
                     Rehabilitation      Chesterfield, MO 63005-3700   Fax:  (636) 530-8746
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May 2, 2005

Mr. Thomas E. Vossman
5214 Bristol Bank Court
Houston, Texas 77041

Dear Tom:

Subject to Compensation Committee and Board of Director approval, we are pleased to offer you the position of Senior Vice President and Chief Operating Officer of Insituform Technologies, Inc. ("ITI" or "Insituform"). The principal terms and conditions of the offer are as follows:

         1. Base Salary. You will be compensated on a salaried basis for your services as Senior Vice President and Chief Operating Officer at an annual rate of $280,000.00. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of ITI.

         2. Relocation Bonus. You will be granted a relocation bonus in the amount of $40,000, payable upon your closing on a home in the St. Louis area and moving your family into the home; provided, however, you must close on and move into the home no later than October 31, 2005.

         3. Annual Incentive Bonus. During 2005, you will be eligible to earn an annual incentive bonus in an amount calculated as a percentage of your base salary determined by reference to: (i) a range of percentages identified by the Compensation Committee based upon a center point objective of 50% (intended to provide an opportunity of up to two times such center point) and (ii) the accomplishment by ITI of such annual goals attendant to such range as shall also have been determined by the Compensation Committee. The foregoing annual goals will be determined as reasonable targets given ITI's results of operations and prospects, intended to provide you with incentives to achieve such performance. The Compensation Committee will review the amount of and criteria for your annual incentive bonus annually.

         4. Long Term Incentives. You are eligible to participate in the Insituform Technologies, Inc. Long-Term Incentive Plan (the "LTIP"), which includes both equity and cash compensation. Equity grants are made under the Insituform Technologies, Inc. 2001 Employee Equity Incentive Plan. The Compensation Committee on an annual basis determines LTIP grants for officers and you will be eligible for a new grant each year. Your 2005 grant has a nominal value of approximately $346,000, and shall consist of the following:

         (a) 26,000 stock options to purchase shares of ITI Class A common shares, $.01 par value (Common Stock"), such options to become exercisable with respect to 25% of such shares on the grant date and on each of the first, second and third anniversaries of the grant date. The strike price for the options will be the closing market price of the Common Stock on the date your options are granted. The options will expire on the seventh anniversary of the grant date. To the maximum extent permitted under the limitations contained in the Internal Revenue Code, the options will be "incentive stock options," with the remainder being non-qualified stock options. Generally,

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Mr. Thomas E. Vossman
May 2, 2005
Page 2
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    stock options expire as follows: (i) if the employee retires after age 55, options expire five years after date of retirement; (ii) if the company terminates employment for a reason other than cause or disability, options expire 90 days after termination of employment; (iii) if employment terminates as a result of disability, options expire 90 days after termination of employment; (iv) if employment terminates by reason of death, options expire one year following death; and (v) if ITI terminates your employment for cause or you terminate your employment for any reason, options expire on date of termination.

         (b) 4,000 shares of restricted Common Stock. The restricted stock will vest 100% three years after the grant date, in a cliff vesting arrangement. No restricted stock may be sold until at least three years following the grant date, and will be subject to the terms of a restricted stock agreement. The restricted stock will be granted by the Compensation Committee. Restricted stock award agreements do contain a provision for immediate vesting of a portion of the award shares (i) upon a "Change in Control" of ITI or (ii) upon the involuntary termination of an employee's employment without "cause" at least 18 months after the date of grant but before the third anniversary of the date of grant.

         (c) A target award of $102,000 under the 2005 - 2007 Long Term Executive Cash Performance Program, payable in March 2008 based on the achievement of goals established by the Compensation Committee for such three-year period.

         5. Deferred Compensation. You are eligible to participate in the Senior Management Voluntary Deferred Compensation Plan (the "DCP"). Tax deferred contributions may be made into the DCP after the maximum allowable contribution (as defined by the IRS) has been made into ITI's 401(k) plan. The first 3% of DCP contributions are matched by ITI at 100% and the next 2% of contributions are matched at a 50% rate. The maximum company match into both the 401(k) and DCP together is $8,400.

         6. Additional Benefits.

         (a) You will be provided with a car allowance of $850 per month, subject to adjustment in accordance with ITI's policy.

         (b) You are eligible to participate in the company's medical, dental, vision, life insurance, and long-term disability plans on the same terms as are applicable to other participants generally, and any future plans and programs implemented by ITI for its employees generally or by the Compensation Committee for you specifically, and in the ITI 401(k) Profit Sharing Plan and any future plans or programs supplemental to the ITI 401(k) Profit Sharing Plan. Details about specific benefits will be provided to you in benefit plan documents. All such plans and benefits are subject to cancellation and change in the Company's discretion.

         (c) You will receive holidays in accordance with ITI's policy. During 2005, you will receive three weeks vacation. During your fifth year of employment and beyond, you will receive four weeks vacation.

         (d) You will be provided relocation assistance as provided for in ITI's relocation policy, including a gross up for taxes. Reimbursements will be made for the cost of temporary accommodations and weekly travel to and from your current home until such time as your family relocates to St. Louis, but no beyond October 31, 2005. Your relocation, including the sale of your home, must be handled through ITI's relocation coordinator.

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Mr. Thomas E. Vossman
May 2, 2005
Page 2
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         7. Severance. As Senior Vice President and Chief Operating Officer, you
will report to the Chief Executive Officer. Your employment is for no definite term and you will serve at the pleasure of the ITI Board of Directors; however, if your employment is terminated by ITI for reasons other than "cause" (as defined below) during your first twenty-four months of employment, you will receive, upon the terms described below, a severance payment equal to twelve months' of your then current base salary and car allowance and twelve months of the monthly cost the Company then was paying for health and dental insurance coverage for you. This payment is conditioned upon your entering into an enforceable separation agreement in form and substance satisfactory to the Company containing a release of all claims you may have against the Company, it subsidiaries or any of their respective directors, employees and agents, cooperation, non-disparagement and confidentiality clauses, and such other terms as are customarily requested by employers in executive separation agreements. Payment may be deferred until the agreement becomes enforceable and until such time as may avoid the application of Section 409A of the Internal Revenue Code to any of such payments.

         "Cause" shall be defined as:

                  (i) continued failure to satisfactorily perform your duties with ITI or any of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to you by the Company's Chief Executive Officer which identifies the manner in which the Company believes you have not satisfactorily performed your duties; or

                  (ii) failure or refusal to perform any stated duty or directive; misappropriation of funds; insubordination; failure to comply with the Company's Code of Conduct, any agreement with the Company or any written policy regarding compliance with laws; or engaging in any illegal conduct in connection with your duties for or employment with the Company, whether or not in each case subsequently discontinued or corrected; or

                  (iii) breach of fiduciary duty, misconduct, commission of an act of moral turpitude, or any act or fraud or knowing misrepresentation or concealment on behalf of or to the Company, or to the Board or the Company's Chief Executive Officer, whether or not in each case subsequently discontinued or corrected; or

                  (iv) the conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or entering into any pretrial diversion program or agreement or suspended imposition of sentence) with respect to, either a felony or a crime involving moral turpitude, dishonesty or fraud, or that adversely affects the Company; or the institution of criminal charges against you, which are not dismissed within sixty (60) days after institution, for fraud, embezzlement, any offense involving dishonesty or constituting a breach of trust, or any felony; or

                  (v) material violation of any federal, state or local law that may result in a direct or indirect financial loss to the Company or damage the Company's reputation, or your admission of liability of, or finding of liability for, the violation of any state or federal securities laws; or

                  (vi) you become unable due to illness or injury to perform your duties on a full time basis with reasonable accommodation for a period of four months or greater or qualify for benefits under the Company's group long term disability insurance plan.

The cessation of employment shall not be deemed to be for "cause" unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the entire

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Mr. Thomas E. Vossman
May 2, 2005
Page 4
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membership of the Board of Directors, finding that, in the good faith opinion of the Board of Directors, you are guilty of the conduct described.

Any and all payments and benefits described in this letter may be subject to delay or deferral to the extent necessary to avoid the application of Section 409A of the Internal Revenue Code.

This letter (and the terms of the plans, documents and standard agreements referred to herein) contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior oral or written communications, commitments and agreements with respect thereto. It is deemed to be entered into and accepted in the State of Missouri and will be governed by the laws of the State of Missouri without regard to conflicts of law principles. The terms of this letter (but not the standard agreements referred to herein) will expire when the severance provisions expire.

Your appointment as Senior Vice President and Chief Operating Officer will not be effective until your first day of active employment with ITI at its executive offices in Chesterfield, Missouri, which must occur on or before May 4, 2005. This offer will expire if it is not accepted and returned to me by May 4, 2005.

This letter does not constitute an employment agreement. You shall be an at-will employee of the Company and your employment may be terminated by the Company at any time and for any reason.

If the above terms accurately reflect your understanding and agreement, please sign this letter where indicated below and return it to me acknowledging your acceptance.

Very truly yours,

INSITUFORM TECHNOLOGIES, INC.


By:  /s/ Thomas S. Rooney, Jr.
    --------------------------------------
      Thomas S. Rooney, Jr.
      President and Chief Executive Officer

ACCEPTED AND AGREED
TO AS OF THE DATE OF
THIS LETTER:


 /s/ Thomas E. Vossman
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Thomas E. Vossman

Date   May 2, 2005
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